ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of June 6, 2011, is entered into by and between Syncpointe, Inc., f/k/a Syncpointe, LLC a Texas corporation ("Seller"), which is wholly-owned by Quamtel, Inc., a Nevada corporation ("Quamtel"), and Mobilelogik, Inc., a Nevada corporation ("Buyer"), each a "Party" or "party" and collectively the "Parties" or "parties".

RECITALS

WHEREAS, Seller desires to sell "ALL" of Seller's assets, properties and interests as set forth on Exhibit A, including all rights and interests associated therewith to Buyer (collectively, the "Assets"); and

WHEREAS, Buyer desires to purchase from Seller, upon the terms and conditions set forth herein, such assets, properties, rights and interests, but not Seller itself or its liabilities.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE I. DEFINITIONS

1.1 Certain Definitions. In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

(a) "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person and/or any relatives or family members of such first Person directly or indirectly owns or holds five percent (5%) or more of the ownership interests in such other Person.

(b) "Affiliate Liabilities" means any liability of any Affiliate of Seller of any kind or nature whatsoever attributable to the pre-First Closing operation of the Assets or otherwise caused by or relating to any transaction, status, event, condition, occurrence or situation existing, arising or occurring on or prior to the First Closing.

(c) "Assignments" means those Assignments attached hereto as Exhibits C, D and E.

(d) "Consent" means any notice to or consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental body or third party.

(e) "Contract" means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

(f) "Compensation Liabilities" means (a) any liability for deferred compensation, accrued bonuses, transaction or other bonuses, severance obligations (including such obligations that may arise in connection with the transactions contemplated hereby) relating to Seller; and (b) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity.

(g) "Business Day" means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Texas are permitted or required to be closed.

(h) "Documentation" means, with respect to a software program, the source code (with comments), as well as any pertinent commentary or explanation prepared to render such materials understandable and usable by a trained computer programmer, any programs (including compilers), "workbenches," tools and higher level (or "proprietary") language necessary for the development, maintenance and implementation of the software program, program instructions and any and all prepared and deliverable materials, documents and communications, relating to the software program, including without limitation all notes, flow charts, programmer's or user's manuals, whether in paper, electronic or other form, Seller is supplying any and all Documentation in its possession to Buyer. Additional Documentation will be obtained from Endeavour by the Buyer.

(i) "Effective Time" means the Final Closing Date.

(j) "Encumbrance" means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(k) "Environmental Law(s)" means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment, natural resources or protection of human health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all laws of a similar nature, and the rules and regulations promulgated pursuant thereto, each as amended.

(l) "Governmental Authorization" means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

(m) "Governmental Body" means any:

(i) nation, state, county, city, town, borough, village, district or other jurisdiction;

(ii) federal, state, local, municipal, foreign or other government;

(iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(iv) multinational organization or body;

(v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(vi) official of any of the foregoing.

(n) "Government Liability" means any liability imposed by or in connection with any Environmental Law or other Law or Governmental Authorization.

(o) "Intellectual Property" means (i) all inventions, whether patentable or not patentable, all improvements thereto, and all patents, patent applications (including those listed on Schedule 2.7(e) and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, utility models, extensions and reexaminations thereof, (ii) the websites, URLs, domain names, trade names and trademarks (including registered and unregistered trademarks, service marks and applications thereof used in the business of Seller, explicitly excluding the name "Syncpointe", except that the Buyer shall be allowed to use the term "Syncpointe" in its websites and web domains following the First Closing for a 30 day period following the Final Closing) including those set forth in Schedule 2.7(c) together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations, renewals and derivatives in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, certifications, compositions, manufacturing and production processes and techniques, technical data, designs including advertising designs, logos, drawings, packaging, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (v) all other proprietary rights, and (vii) all copies and tangible embodiments thereof (in whatever form or medium). Notwithstanding any contrary provision herein, the definition of "Intellectual Property" shall explicitly exclude the name "Syncpointe", except that the Buyer shall be allowed to use the term "Syncpointe" in its websites and web domains following the First Closing, for a 30 day period following the Final Closing.

(p) "Knowledge" means that:

(i) A natural Person will be deemed to have Knowledge of a particular fact or other matter if such Person is actually aware of the fact or matter.

(ii) A Person, other than a natural person, will be deemed to have Knowledge of a particular fact or other matter if any natural Person who is serving, or who has at any time served, as a director, officer, partner, employee, agent, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (i) above).

(q) "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or rule of law (including but not limited to as related to revenue, labor, ERISA) of any Governmental Body.

(r) "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

(s) "Liability" means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including Government Liabilities, Affiliate Liabilities, Tax Liabilities, Product Liabilities and Compensation Liabilities, *provided* that "Liability" shall explicitly exclude any and all payment obligations to Endeavour Software Technologies, PVT., Ltd. ("Endeavour"), except as specifically agreed to between Buyer and Seller.

(t) "Liens" means all liens, pledges, mortgages, security interests, claims, covenants, leases, subleases, charges, conditions, options, rights of first refusal, licenses, easements, servitudes, rights of way, encumbrances or any other restriction or limitation whatsoever.

(u) "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(ii) does not require authorization by the board of directors or shareholders of such Person and does not require any other separate or special authorization of any nature; and

(iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(v) "Person" means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

(w) "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal,

whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(x) "Product Liabilities" means any product or service liability or similar claim for injury to a Person or property, or liability arising out of or based upon any express or implied representation, warranty, agreement or guaranty, or liability by reason of the improper performance or malfunctioning of a product, improper design or manufacture, or other related product defects of any products at any time manufactured or sold or any service.

(y) "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

(z) "Syncpointe Software" means the Syncpointe software programs, including without limitation its Documentation and the source code and programs listed in Schedule 2.4(a)(ii)(1).

(aa) "Tax" means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

(bb) "Tax Liabilities" means any liability for any Taxes (A) of Seller or any Affiliate of Seller for any period or (B) attributable to the conduct of the Assets or ownership of Assets on or before the Final Closing Date, regardless of when assessed.

(cc) "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

1.2 Other Definitional Provisions. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. Seller and Buyer acknowledge that each

party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(a) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(b) The word "including" shall mean including without limitation and the words "include" and "includes" shall have corresponding meanings.

ARTICLE II.
PURCHASE AND SALE

2.1 Purchase. Upon the terms and subject to the conditions set forth herein, on the Closing Dates Buyer shall purchase from Seller the Assets, and Seller shall sell and convey the Assets to Buyer.

2.2 Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth herein, Seller shall, on the First Closing Date, sell and transfer to Buyer all right, title and interest of Seller in and to the Assets, free and clear of all Encumbrances of any kind, except as provided in Schedule 2.7(a), and thereafter on the Final Closing Date, sell and transfer to Buyer all rights, title and interests of Seller in and to the Assets, free and clear of all Encumbrances of any kind. Seller shall execute and deliver to Buyer all additional transfer documents required prior to or following the Closing Dates in order to convey title to all of the Assets. Within 15 days following the First Closing Date, Seller shall deliver to Buyer all documentation relating to the title history of U.S. Patent No. 7,167,699 and copyright rights in the Syncpointe Software and identification of all parts of the Syncpointe Software (the "Syncpointe Documents"), and execute, deliver and file all additional documents relating thereto as reasonably required by Buyer.

2.3 Excluded Liabilities. Buyer shall not assume, or otherwise be responsible for, any of Seller's Liabilities, whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, or related or unrelated to Seller's business or the Assets, whether arising out of occurrences prior to or at or after the Final Closing Date, *provided* however that Buyer shall assume the executory obligations and liabilities associated with any contracts listed on Exhibit B (the "Assumed Contracts") that, by the terms of such Assumed Contracts, arise after the Final Closing (other than by virtue of a default or violation of any Assumed Contract occurring at or prior to the Final Closing), relate to periods following the Final Closing and are by their terms to be observed, paid, discharged, and performed as the case may be, at any time after the Final Closing, and *provided further* that Buyer shall explicitly assume any and all payment obligations to Endeavour as agreed between Buyer and Seller.

2.4 Purchase Price. In consideration of the purchase of the Assets, the Buyer:

(a) shall deliver and pay to the Seller an aggregate of $175,000, payable as follows (the "Purchase Price"):

(i) $125,000 upon execution of this Agreement and delivery of all of the Assets (including without limitation, the Syncpointe Software in the possession of Seller, listed in Schedule 2.4(a)(ii)(1)), but excluding the Syncpointe Software in the

possession of Endeavour, as a down-payment for the purchase of the Assets (the "Down Payment"), which Down Payment shall be refunded to Buyer promptly in the event the Final Closing does not occur for any reason other than the material default of Buyer pursuant to the terms of this Agreement prior to the Deadline, upon receipt by the Seller of a Termination Notice; and

(ii) $50,000 at such time as Buyer has (a) received all of the Syncpointe Software and all rights thereto, including without limitation copyright rights, in a form reasonably acceptable to Buyer including fully executed Assignments as provided in Exhibits C, D and E hereto; (b) Buyer and Endeavour have entered into a new agreement with terms and conditions as are acceptable to Buyer providing for the payment or satisfaction of the obligations set forth in the following Section (c) and the further development of the Syncpointe Software as determined by the Buyer in its sole discretion; and (d) the obligations owed by Seller to Endeavour in connection with the Syncpointe Software have been satisfied or discharged in full and Endeavour has released all rights to and/or claims to the Syncpointe Software.

2.5 Allocation of Purchase Price. The Purchase Price (referred to in this Section as the "Allocable Amount") represents the amount agreed upon by the parties to be the aggregate consideration paid for the Assets and shall be allocated in accordance with the terms of this Section. Buyer and Seller agree that the allocations will be based upon net book value. Any excess of the Purchase Price over the net book value of the Assets shall be allocated to goodwill. Buyer and Seller shall (a) report for all tax purposes the sale and purchase of the Assets in a manner consistent with this Section and in a manner consistent with all applicable rules and regulations, (b) not assert, in connection with any Tax Return, Tax audit or similar proceedings, any allocation of the Allocable Amount that differs from that agreed to herein, and (c) notify the other in the event that any taxing authority is taking or proposing to take a position inconsistent with such allocation.

2.6 Required Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Asset or interest therein as to which (i) an assignment or transfer thereof or an attempt to make such an assignment or transfer without a Consent (a "Required Consent") would constitute a breach or violation thereof or of applicable law, or would adversely affect the rights or obligations thereunder to be assigned or transferred to or for the account of Buyer and (ii) such Required Consent shall not have been obtained with respect to such Asset or interest therein prior to the First Closing. Any transfer or assignment to Buyer by Seller of any such Asset or interest therein (a "Delayed Asset"), shall be made subject to all such Required Consents in respect of such Delayed Asset being obtained. If there are any Delayed Assets, Seller shall use its best efforts to obtain all Required Consents in respect thereof as promptly as practicable following the First Closing, all without any cost or detriment to Buyer or any of its Affiliates. Until all Required Consents with respect to each Delayed Asset have been obtained, (a) Seller shall hold the Delayed Asset on behalf of Buyer, (b) Seller shall cooperate with Buyer for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by Seller as Buyer's agent) requested by Buyer to provide Buyer with all of the benefits of or under any such Delayed Asset and (c) Seller shall otherwise enforce and perform for the account of Buyer and as directed by Buyer any other rights and obligations of Seller arising from such Delayed Asset (and not waive, alter or amend any of same without the consent of Buyer). Seller shall comply with its

obligations under this Agreement and to maintain its corporate or other existence until all obligations pursuant to this Section and otherwise herein are performed in full and all Delayed Assets are transferred and assigned hereunder. At such time and on each occasion after the First Closing Date as all Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by Seller to Buyer (or, at Buyer's direction) for no additional consideration without any further act on the part of any Party.

2.7 Intellectual Property.

(a) Seller owns all right, title and interest in the intellectual property assets set forth in Schedule 2.7(e), Schedule 2.7(f) and Schedule 2.7(i) and such ownership is free and clear of all Liens and Encumbrances, obligatory payments to others and the obligation to grant rights to others. Except as set forth on Schedule 2.7(a), Seller owns all right, title and interest in, or possesses adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange), free and clear of all Liens and Encumbrances, all other Intellectual Property owned by Seller or used in connection with the operation of its business as currently conducted, including without limitation the intellectual property set forth on Schedule 2.7(e), Schedule 2.7(f) and Schedule 2.7(i) and all copyright rights in the Syncpointe Software. Each item of Intellectual Property owned or used by Seller immediately prior to the First Closing that constitutes an Asset will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the First Closing hereunder. Seller has taken all necessary and desirable action to maintain each item of Intellectual Property that Seller owns or uses with respect to its business. All maintenance fees of patents set forth in Schedule 2.7(e) which become due (without the payment of a surcharge) prior to the First Closing shall be paid by Seller prior to the First Closing.

(b) Seller either has or agrees to obtain full title to all copyright rights in the Syncpointe Software and Seller agrees to provide to Buyer, and to cause its employees and subcontractors to provide to Buyer and any persons designated by Buyer, any and all duly executed and acknowledged instruments of assignment, affidavits and other documents, and render all lawful assistance reasonably required (including the giving of live testimony at Buyer's cost and expense for reasonable travel, if any, and other out-of-pocket expenses), in order to perfect, defend and enforce the copyright rights of Buyer in the Syncpointe Software, including but not limited to the Assignments, fully executed, as set forth in Exhibits C, D and E, which obligation shall survive the termination of this Agreement and the consummation of the transactions contemplated herein.

(c) No portion of the Syncpointe Software contains or will contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware, or data; or to perform any other such similar actions.

(d) Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any other Person, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand or notice from any Governmental Entity or other Person alleging any such interference, infringement, misappropriation or conflict (including any claim that Seller must license or refrain from using any Intellectual Property rights of any other Person). To Seller's Knowledge, no Person has interfered with, infringed upon, misappropriated

or otherwise come into conflict with any Intellectual Property rights of Seller. Seller has not provided the Syncpointe Software or the source code associated therewith to any Person other than employees and consultants of Seller who are subject to confidentiality and non-compete agreements with Seller. Buyer has been notified that Seller has given limited documentation regarding the Syncpointe Software to Asentinel for review.

(e) Schedule 2.7(e) identifies (i) each patent or patent registration which has been issued to Seller in the United States and all jurisdictions worldwide with respect to any item of Intellectual Property, and (ii) each patent application or application for patent registration which Seller has filed with respect to any item of Intellectual Property anywhere in the world (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such patents, registrations and applications (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing prosecution (if applicable) of each such item of Intellectual Property. Within fifteen (15) days from the First Closing, Seller shall deliver to designated counsel of Buyer all files in the possession of Seller and its attorneys relating to the prosecution and maintenance of assets set forth in Schedule 2.7(f), and all documentation evidencing the chain of title of U.S. Patent No. 7,167,699 (the "Patent Documentation"). Seller agrees to assign to Buyer, and does hereby assign to Buyer, with full title, all of its right, title and interest in and to all of its patent rights, including without limitation United States Patent Number 7,167,699, dated January 23, 2007 and all inventions disclosed therein, together with Seller's rights of priority, if any, to apply for patent protection under international conventions. Seller agrees to provide to Buyer, and to cause its employees and subcontractors to provide to Buyer and any persons designated by Buyer, any and all duly executed and acknowledged instruments of assignment, affidavits and other documents, and render all lawful assistance reasonably required (including the giving of live testimony at Buyer's cost and expense for reasonable travel, if any, and other out-of-pocket expenses), in order to perfect, defend and enforce the rights of Buyer in such United States Patent Number 7,167,699, dated January 23, 2007, including but not limited to the Assignment as set forth in Exhibit C, which obligation shall survive the termination of this Agreement and the consummation of the transactions contemplated herein.

(f) Schedule 2.7(f) identifies each unregistered trademark, including product names and domain names, used by Seller in connection with its business, except the name "Syncpointe" , except that the Buyer shall be allowed to use the term "Syncpointe" in its websites and web domains following the First Closing for a period of 30 days following the Final Closing. Seller has delivered to Buyer correct and complete copies of all written documentation evidencing ownership and use of each such product name and domain name as set forth on Schedule 2.7(f). Within fifteen (15) days from the First Closing, Seller shall cooperate with Buyer and effectuate to Buyer the transfer of the domain names of Seller to Buyer at no expense to Buyer. Seller further agrees subsequent to the First Closing to cooperate with and assist Buyer in the enforcement of the trademarks identified in Section 2.7(e); such efforts to include but not be limited to the establishment of use and ownership of the mark(s) prior to the First Closing. Buyer represents that it owns no trademark registrations or applications for registration in any jurisdiction and no such applications have been filed by Seller, any Affiliate thereof or its predecessor-in-interest.

(g) Buyer represents that it owns no copyright registrations or applications in any jurisdiction and no such applications have been filed by Seller, any Affiliate thereof or its predecessor-in-interest.

(h) Seller represents that neither itself, any Affiliate thereof nor its predecessor-in-interest is a party to any license, agreement or other permission which Seller has granted to any other Person with respect to any item of Intellectual Property in the United States and any jurisdictions worldwide and that no such licenses, agreements or other permissions exist.

(i) Schedule 2.7(i) identifies trade secrets and confidential business information of Seller.

(j) With respect to each item of Intellectual Property required to be identified on Schedule 2.7(e), Schedule 2.7(f) and Schedule 2.7(i):

1. except as set forth on Schedule 2.7(a), Seller owns all right, title and interest in and to such item, free and clear of any Liens and Encumbrances;

2. except as set forth in Schedule 2.7(a), Seller is unaware of any transfers of ownership or title of Intellectual Property;

3. such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

4. no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Seller's knowledge, threatened which challenges the legality, validity, enforceability, use or ownership of such item;

5. no prior art or activity is known by Seller which would affect the validity or enforceability of the claimed subject matter set forth in the patent of Schedule 2.7(e), the validity or enforceability of the trademarks set forth in Schedule 2.7(f) or the copyright protection of the Syncpointe Software;

6. Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item;

7. all licenses, agreements and other permissions pertaining to such item and all other rights to which Seller is entitled with respect thereto are in compliance in all respects with all applicable Laws in all jurisdictions worldwide, including those pertaining to remittance of foreign exchange and Taxes; and

8. Seller has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of, or granted any Lien on, such item,); nor has Seller granted any release, covenant not to sue or other non-assertion assurance to any Person with respect to such item which could reasonably be expected to have an adverse effect on the aggregate value of the Intellectual Property.

(k) Seller represents that it does not use any computer software or Intellectual Property owned by any Person other than Seller pursuant to any license, sublicense, agreement or permission and that no such licenses, sublicenses, agreements or permissions exist.

(l) To Seller's Knowledge, the continued operation of Seller as currently conducted and the operation, use and sale of the Syncpointe Software and practice of the inventions of U.S. Patent No. 7,167,699 do not and will not interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property rights of any Person.

(m) Seller has no Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other Persons have developed which reasonably could be expected to supersede or make obsolete any product or process of Seller.

(n) All of the Intellectual Property set forth on Schedule 2.7(e), Schedule 2.7(f) and Schedule 2.7(i) as well as any and all other Intellectual Property of Seller, subject only to those items set forth on Schedule 2.7(a), and all rights associated therewith, shall be included in the Assets and transferred and sold to Buyer at the First Closing free and clear of any and all Liens and Encumbrances. Seller shall deliver all rights associated with the Assets, free and clear of all Encumbrances set forth on Schedule 2.7(a) at the Final Closing.

ARTICLE III. CLOSINGS

3.1 Closings. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated in Section 2.4(a)(i) herein (the "First Closing") shall take place on June 3, 2011 (the "First Closing Date"), upon each Parties' execution of this Agreement and the delivery thereto to each other Party. The closing of the transactions contemplated in Section 2.4(a)(ii) of this Agreement shall take place as soon as practicable following the First Closing (such date being defined herein as the "Final Closing Date", and together with the First Closing Date, each a "Closing Date") and upon the satisfaction of all of the conditions set forth herein, including, but not limited to those set forth in Section 2.4(a)(ii) (the "Final Closing", with the First Closing, each a "Closing"). In the event all conditions set forth herein for the Final Closing do not occur prior to June 12, 2011 (the "Deadline"), for any reason other than the material default of Buyer pursuant to the terms of this Agreement, the Buyer shall have the right to provide the Seller a written notice (a "Termination Notice") and demand that the Seller return the Down Payment to Buyer (which Down Payment shall be returned to Buyer within 10 days of the date of Buyer's written request), concurrent therewith, the Buyer shall return any and all Assets delivered to Buyer from Seller and this Agreement shall be considered terminated and of no force and effect, except for those representations, warranties and obligations set forth in Article IX, which shall survive any termination of this Agreement.

3.2 Conditions to Buyer's Obligation. Buyer's obligation hereunder to purchase and pay for the Assets is subject to the satisfaction, on or before each Closing (except for Section 3.2(d), which shall only be applicable to the First Closing and Section 3.2(e) and 3.2(j), which shall only be applicable to the Final Closing), of the following conditions, any of which may be waived, in whole or in part, by Buyer in its sole discretion, and Seller shall use its reasonable best efforts to cause such conditions to be fulfilled:

(a) Representations and Warranties Correct; Performance. The representations and warranties of Seller contained in this Agreement (including as provided in Section 2.7 herein and the exhibits and schedules hereto) shall be true, complete and accurate when made and on, as of

the date hereof and on each Closing. Seller shall have duly and properly performed, complied with and observed its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before each Closing. Seller shall have delivered to Buyer a certificate signed by an officer of Seller, dated the date of each Closing, to such effect.

(b) Purchase Permitted by Applicable Laws. The purchase of the Assets to be acquired by Buyer hereunder shall not be prohibited by any applicable law or governmental regulation and shall not subject Buyer or its affiliates to any tax (not otherwise expressly assumed by Buyer under this Agreement, which obligation regarding tax liability shall be the sole obligation of Buyer to confirm), penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.

(c) Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by Seller in connection with the transactions contemplated hereby and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to Buyer, and Buyer shall have received all such information and such counterpart originals or certified or other copies of such documents as Buyer may reasonably request.

(d) Seller's First Closing Deliveries. Seller shall have delivered, or caused to be delivered to Buyer the following on or prior to the First Closing Date, unless the delivery of which has been (i) waived by Buyer; or (ii) the delivery of which will be made by the Seller subsequent to the First Closing:

(i) resolutions of the Seller's Board of Directors and Shareholders approving this Agreement and the transactions contemplated herein;

(ii) documents evidencing title to any Assets for which title or ownership documents exist and any other documentation as may be reasonably requested by Buyer evidencing the purchase by Buyer of the Assets;

(iii) a bill of sale and other title documentation relating to the transfer of the Assets;

(iv) documents, if any, evidencing the rights to any intellectual property rights associated with the Assets;

(v) copies of the Assumed Contracts, if any;

(vi) documents evidencing the valid assignment and continuation in the name of Buyer of any and all agreements, understandings or contracts relating to the Assets, the operations of the Assets and the business of the Assets, including but not limited to the Assumed Contracts, if any;

(vii) all materials and/or documents listed with the Assets, as attached hereto as Exhibit A;

(viii) an officer's certificate confirming the representations set forth in Section 3.2(a) hereof; and

(ix) all other materials, consents, agreements, schedules, documents and exhibits required by this Agreement to be delivered by Seller at or before the First Closing.

(e) Seller's Final Closing Deliveries. Seller shall have delivered, or caused to be delivered, to Buyer on or prior to the Final Closing Date, the following, unless the delivery of which has been waived by Buyer:

(i) an officer's certificate confirming the representations set forth in Section 3.2(a) hereof;

(ii) evidence reasonably acceptable to Buyer of the transfer of Seller's domain names to Buyer;

(iii) fully executed copies of the Assignments;

(iv) the Patent Documentation;

(v) the Syncpointe Documents;

(vi) evidence that Seller has terminated its operations and dissolved such entity; and

(vii) all other materials, consents, agreements, schedules, documents and exhibits required by this Agreement to be delivered by Seller at or before the Final Closing.

(f) No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

(g) Approvals and Consents. Seller shall have duly obtained all authorizations, consents, rulings, approvals, licenses, franchises, permits and certificates, or exemptions therefrom, by or of all federal, state and local governmental authorities and non-governmental administrative or regulatory agencies having jurisdiction over the Parties hereto, this Agreement, the Assets, or the transactions contemplated hereby.

(h) Due Diligence. Buyer shall have conducted due diligence on the Seller and verified among other things, the rights and liabilities associated with the Assets (the "Due Diligence"), which Due Diligence shall be satisfactory to Buyer in its sole and absolute discretion. In the event that the Due Diligence is unsatisfactory to Buyer, Buyer shall have the right to terminate this Agreement and the transactions contemplated hereby without any liability to Seller whatsoever and further receive a refund of the Down Payment from Seller.

(i) Contractual Consent(s) to Assignment. All consents required for the assignment to Buyer of any contract, instrument, commitment or agreement including the Assets and the Assumed Contracts, if any, shall have been obtained by Seller.

(j) Entry Into Agreement with Endeavour Software Technologies, PVT., Ltd. Prior to the Final Closing, Buyer or an affiliate of Buyer shall have entered into an agreement with Endeavour on terms and conditions mutually acceptable to Buyer and Endeavor consistent with those set forth in Schedule 2.4(a)(ii)(2) and received clear title to all copyright rights in the Syncpointe Software.

(k) Validation of Source Code. Buyer shall not be obligated to complete the Final Closing until such time as Buyer has reasonably confirmed the validity of and completeness of the Syncpointe Software provided to Buyer at the First Closing. In the event the validity and completeness of the Syncpointe Software cannot be confirmed by the Buyer prior to the Deadline, Buyer shall have the right to deliver a Termination Notice and terminate this Agreement as further provided herein.

3.3 Conditions to the Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment of the following conditions on or prior to the Closings, any of which may be waived, in whole or in part, by Seller in its sole discretion, and Buyer shall use its best efforts to cause such conditions to be fulfilled:

(a) Representations and Warranties Correct; Performance. The representations and warranties of Buyer in this Agreement shall be true, complete and accurate when made on and as of the Closings. Buyer shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closings. Buyer shall have delivered to Seller a certificate signed by Buyer, dated the date hereof, to such effect.

(b) Purchase Permitted by Applicable Laws. The purchase of and payment for the Assets to be delivered by Seller hereunder shall not be prohibited by any applicable law or governmental regulation.

(c) Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by Buyer in connection with the transactions contemplated hereby and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received all such information and such counterpart originals or certified or other copies of such documents as Seller may reasonably request.

(d) Buyer's First Closing Deliveries. Buyer shall have delivered, or caused to be delivered to Seller the Down Payment on or prior to the First Closing Date.

(e) Buyer's Final Closing Deliveries. Buyer shall have delivered, or caused to be delivered to Seller the remaining amount of the Purchase Price (after subtracting the Down Payment) on or prior to the Final Closing Date.

(f) No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER AND QUAMTEL

Seller and Quamtel represent and warrant on the date hereof and on each Closing Date that the following representations and warrants are true and correct:

4.1 Organization and Good Standing. Seller is duly organized, validly existing and in good standing under the laws of its state of formation; has the power and authority to conduct all of the activities conducted by it and to own or lease all of the assets owned or leased by it (the "Seller Assets"); and is in good standing as a foreign entity in each other jurisdiction where properties are owned, leased or operated or the business conducted by it requires such qualification, except where the failure to so qualify would not materially adversely affect such business or the Seller Assets.

4.2 Consents. No Consent is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated herein, except for such Consents, the failure of which to obtain, would constitute a material adverse effect on Seller.

4.3 Corporate Authority. Seller has full authority to execute and to perform this Agreement in accordance with its terms and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions of any indenture, agreement, charter documents, judgment, decree or other instrument or restriction to which Seller is a party or by which Seller or any of the Assets may be bound or affected; the execution and delivery of this Agreement and, the consummation of the transactions contemplated hereby have been duly authorized, no further authorization or approval, whether of the Board of Directors or shareholders of Seller or of governmental bodies or otherwise, is necessary in order to enable Seller to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against Seller in accordance with its terms.

4.4 Compliance With Law. Seller is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which it or any of its assets or properties are subject, which may have a material adverse affect as to the Assets.

4.5 Assumed Contracts. Seller is not in default under any Assumed Contracts, if any, and each such agreement is a valid agreement, in full force and effect and enforceable in accordance with its terms. Each such agreement shall be validly assigned to and assumed by Buyer as required in order to remain in full force and effect and enforceable in accordance with its terms after the consummation of the transactions contemplated by this Agreement. All payments due from Seller thereunder have been made in accordance with the terms of such agreement. There are no disputes or suits or actions at law or otherwise threatened, to the knowledge of the Seller, or pending thereunder and such agreements are the only agreements or arrangements of this nature. True, complete and correct copies of each such agreement have been supplied to Buyer prior to the date hereof and/or will be supplied to Buyer prior to the First Closing.

4.6 Intellectual Property. All representations and warranties relating to intellectual property provided in Section 2.7 are incorporated by reference herein in their entireties. .

4.7 Liabilities of Seller. Seller has not incurred material liability of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, including without limitation any liability for taxes for any period prior to the Final Closing Date.

4.8 Litigation. To the knowledge of Seller there are no actions, suits, proceedings or investigations (including any purportedly on behalf of Seller) pending or, to the knowledge of Seller, threatened against or affecting the Assets; Seller is not operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign in connection with the Assets. No inquiries have been made directly to Seller by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require Seller to undertake a course of action which would involve any expense in connection with the Assets.

4.9 Taxes. Seller has filed, or caused to be filed, or will cause to be filed, with the appropriate U.S. federal, state, local and foreign governmental agencies all required tax and information returns. Seller does not have any liability, contingent or otherwise, for any taxes, excise taxes, assessments, charges, penalties or interest, including, without limitation, any which may arise as a result of this Agreement (but not including sales taxes, if any, payable as a result of the sale of the Assets as contemplated by this Agreement), other than amounts adequately reserved for. Seller has not received directly or indirectly notice of, nor is it otherwise aware of any tax audit or examination; Seller is not a party directly or indirectly to any action or proceeding by any governmental authority for assessment or collection of taxes, excise taxes, charges, penalties or interest, nor has any claim for assessment and collection been asserted against Seller directly or indirectly; nor has Seller executed a waiver of any statute of limitations with respect thereto. Seller has not received notices nor is otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such taxes. No extensions of time are in effect for the assessment of deficiencies for such taxes in respect of any period.

4.10 Solvency. Seller is Solvent and the sale of the Assets will not affect such Solvency and that it will be Solvent following the sale of the Assets.

4.11 No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Buyer by Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

4.12 Title to Assets.

(a) Seller has good and marketable title to all of the Assets and the full right and power to transfer the Assets, except as provided in Schedule 2.7(a). The Assets are owned by Seller free and clear of all mortgages, pledges, liens, security interests, encumbrances, conditional sale agreements, charges, claims and restrictions of any kind and nature whatsoever; and Buyer will

acquire good and valid title to the Assets free and clear of all mortgages, pledges, liens, security interests, encumbrances, conditional sale agreements, charges, claims and restrictions of any kind and nature whatsoever;

(b) Neither Seller nor its Affiliates have previously sold the Assets, provided any person rights to ownership of the Assets, or otherwise disclosed the source code of the Syncpointe Software to any parties other than as previously disclosed to Buyer in writing; and

(c) Seller has no present or future obligation or requirement to compensate any person with respect to any of the Assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of the Assets, except those obligations contained in the Assumed Contracts, if any.

4.13 Brokers. No broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

4.14 Syncpointe. Neither Seller nor its Affiliates shall use, market or refer to the name "Syncpointe" or any similar names at any time following consummation of the transactions contemplated herein. Neither Buyer nor its Affiliates shall use, market or refer to the name "Syncpointe" or any similar names at any time following consummation of the transactions contemplated herein, except that the Buyer shall be allowed to use the term "Syncpointe" in its websites and web domains following the First Closing for a period of 30 days following the Final Closing.

4.15 No prior sale or disclosure of Syncpointe Software. Neither Seller nor its Affiliates have previously sold or disclosed the Syncpointe Software nor any of the Confidential Information making up the Syncpointe Software and Intellectual Property purchased by Buyer pursuant to this Agreement prior to the date hereof and will not take any action in furtherance of such actions prior to the Final Closing or thereafter, and confirm that all such Syncpointe Software and Intellectual Property has been kept confidential since owned by Seller or Quamtel. Seller agrees and confirms that Buyer will suffer damages in the event the representations made in this Section 4.15 are untrue or incorrect and Buyer shall receive liquidated damages from the Seller (which shall be jointly and severally guarantied by Quamtel) in the amount of $175,000 (the "Liquidated Damages"), which the parties agree are not a penalty, but are a good faith estimate of the damages which Buyer would be subject to (which may otherwise be difficult to calculate or determine) in the event of Seller or Quamtel's breach of this Section 4.15. The Parties further agree and confirm that the Liquidated Damages are reasonable and were agreed to at arms-length. Notwithstanding this Section 4.15, in the event of the breach of this Section 4.15, the remedies provided in this Section to Buyer shall be cumulative and in addition to all other remedies available under this Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Buyer to pursue actual damages for any failure by Seller or Quamtel to comply with the terms of this Section.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller on the date hereof and on each Closing Date that the following representations and warranties are true and correct:

5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to purchase the Assets.

5.2 Authorization. This Agreement has been duly authorized, executed and delivered by Buyer, and this Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by principles of equity.

5.3 No Conflict or Violation; Default. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in a breach of or constitute a default under (a) or result in the termination or the acceleration of, or the creation in any Person of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability (each, a "Buyer Contract") to which Buyer is a party or by which it is bound, (b) any provision of the certificate of incorporation or bylaws of Buyer, (c) any judgment, order, decree, rule or regulation of any Governmental Body to which Buyer or Buyer's business is subject or (d) any applicable laws or regulations. There is no (with or without the lapse of time or the giving of notice or both) violation or default or, to the knowledge of Buyer, threatened violation or default of or under any Buyer Contract.

5.4 Consents. No Consent is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated herein.

5.5 Litigation. There is no claim, action, suit, proceeding, or investigation pending or, to the knowledge of Buyer threatened against Buyer or its directors, officers, agents or employees (in their capacity as such) relating to Buyer's business, its assets or any properties or rights of Buyer's business or that is reasonably likely to adversely affect the transactions contemplated hereby. There are no orders, writs, injunctions or decrees currently in force against Buyer or its directors, officers, agents or employees (in their capacity as such) with respect to the conduct of Buyer's business.

5.6 Brokers. There is no investment banker, broker, finder, financial advisor or other person which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.7 Endeavour. Buyer agrees to satisfy and discharge all obligations of Seller owed to Endeavour in connection with the Syncpointe Software.

5.8 No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Seller by Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, prior to or following each Closing, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the sale of the Assets to Buyer, including: (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from all Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body; (ii) obtaining all necessary Consents; (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed; and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the sale of the Assets at the behest of any Governmental Body without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

(b) Each party hereto shall use its reasonable best efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or result in a material breach of any covenant made by it in this Agreement or which could reasonably be expected to impede, interfere with, prevent or delay in any material respect, the sale of the Assets.

6.2 Public Announcements. Neither Buyer nor Seller shall issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law.

6.3 Notification of Certain Matters. Buyer shall use its reasonable best efforts to give prompt notice to Seller, and Seller shall use its reasonable best efforts to give prompt notice to Buyer, of: (i) the occurrence, or nonoccurrence, of any event of which it is aware and which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (ii) any failure of Buyer or Seller, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any

notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.4 Names and Logos. Within fifteen (15) days after the First Closing, Seller shall change its corporate name to remove any reference to Syncpointe, any other trade name used in the Assets or any substantially similar name or term. Neither Seller nor its Affiliates shall use the name "Syncpointe" or any similar names at any time following consummation of the transactions contemplated herein. Neither Buyer nor its Affiliates shall use the name "Syncpointe" or any similar names at any time following consummation of the transactions contemplated herein, except that the Buyer shall be allowed to use the term "Syncpointe" in its websites and web domains following the First Closing for a period of 30 days following the Final Closing.

ARTICLE VII.
CONDITIONS PRECEDENT TO CLOSINGS

7.1 Conditions to Closings. The respective obligations of each party to effect the sale of the Assets and the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) Authorizations and Consents. All Consents or terminations or expirations of waiting periods imposed by, any Governmental Body, which the failure to obtain, make or occur would have the effect of making the sale of the Assets or any of the transactions contemplated hereby illegal or would have, individually or in the aggregate, a material adverse effect on Buyer (assuming the sale of the Assets had taken place), shall have been obtained, shall have been made or shall have occurred.

(b) No Order. No court or other Governmental Body having jurisdiction over the Buyer, or any of its subsidiaries, shall have been enacted, issued, promulgated, enforced or entered under any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the sale of the Assets or any of the transactions contemplated hereby illegal.

(c) Approval by Board of Directors. In anticipation of this Agreement, Seller has taken all necessary and requisite corporate and other action, including without limitation, actions of the Board of Directors, and stockholder approval if required, in order to approve this Agreement and all transactions contemplated hereby and in connection herewith.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Buyer and Seller;

(b) by either party if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with

prior to the date of such termination, which failure to comply has not been cured within thirty business days following receipt by such other party of written notice from the nonbreaching party of such failure to comply;

(c) by either party if there has been (i) a breach by the other party of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party of any representation or warranty, in each case which breach has not been cured within thirty business days following receipt by the breaching party from the nonbreaching party of written notice of the breach;

(d) by the Buyer by delivery of a Termination Notice in the event the Final Closing does not occur prior to the Deadline; or

(e) by either party if the transactions contemplated by this Agreement have not been effected on or prior to the close of business on the date that is 120 days after the date of this Agreement; provided

(f) that the requirements of Article IX shall survive the termination of this Agreement for any reason.

8.2 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX.
INDEMNIFICATION

9.1 Indemnification by Seller. Subject to the provisions of this Article, Seller and Quantel agree to jointly and severally indemnify, defend and hold Buyer and its Affiliates, parents, stockholders, subsidiaries, officers, directors, employees, agents, successors and assigns (such indemnified persons are collectively hereinafter referred to as "Buyer Indemnified Persons"), harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties, judgments, costs of preparation and investigation, and attorneys' fees) (collectively, "Losses") that any Buyer Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to: (a) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Seller or any other party (other than Buyer) under this Agreement or any Schedule hereto; (b) any action taken by Seller prior to the Final Closing in connection with the Assets and/or the use of such Assets prior to the Final Closing Date; (c) relating to the Liabilities of Seller; (d) any inaccuracy of any representation of Seller or any other party (other than Buyer) in this Agreement; or (e) the breach of any representation, warranty or covenant of Seller or any other party (other than Buyer) in this Agreement. "Losses" as used in this Article is not limited to matters asserted by third parties, but includes Losses incurred or

sustained in the absence of third party claims. Payment is not a condition precedent to recovery of indemnification for Losses.

9.2 Indemnification by Buyer. Subject to the provisions of this Article, Buyer agrees to indemnify, defend and hold Seller and its affiliates, parents, stockholders, subsidiaries, officers, directors, members, managers, employees, agents, successors and assigns, (such indemnified persons are collectively hereinafter referred to as "Seller Indemnified Persons"), harmless from and against any and all Losses that any Seller Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to: (a) the use of the Assets by the Buyer after the Final Closing Date; (b) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Buyer under this Agreement; (c) any inaccuracy of any representation of Buyer in this Agreement; or (d) the breach of any warranty or covenant of Buyer in this Agreement.

9.3 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and other provisions of this Agreement which by their terms or by implication are to have continuing effect after the expiration or termination of this Agreement shall survive the Final Closing Date or the termination of this Agreement for any reason whatsoever, and shall remain in full force and effect.

9.4 Notice and Opportunity to Defend. If a claim for Losses (a "Claim") is to be made by any Buyer Indemnified Person or Seller Indemnified Person (any such indemnified person, hereinafter a "Claimant") seeking indemnification hereunder, such Claimant shall notify the indemnifying party or parties (any such indemnifying party, a "Respondent") promptly. If such event involves (a) any claim or (b) the commencement of any action or proceeding by a third person, Claimant shall give Respondent written notice of such claim or the commencement of such action or proceeding as provided above. Delay or failure to so notify Respondent shall only relieve Respondent of its obligation to the extent, if at all, that Respondent is prejudiced by reason of such delay or failure. Respondent shall have a period of 30 days within which to respond thereto. If Respondent accepts responsibility or does not respond within such 30 day period, then Respondent shall be obligated to compromise or defend, at its own expense and by counsel chosen by Respondent, which counsel shall be acceptable to such Buyer Indemnified Person or Seller Indemnified Person, as the case may be, such matter, and Respondent shall provide Claimant with such assurances as may be reasonably required by Claimant to assure that Respondent will assume and be responsible for the entire liability at issue. If Respondent fails to assume the defense of such matter within said 30 day period, Claimant will (upon delivering notice to such effect to Respondent) have the right to undertake, at Respondent's cost and expense, the defense, compromise or settlement of such matter on behalf of such Claimant. The Claimant agrees to cooperate with Respondent and its counsel in the defense against any such asserted liability. In any event, Claimant shall have the right to participate at its own expense in the defense of such asserted liability. Any compromise of such asserted liability by Respondent shall require the prior written consent of Claimant, which consent will not be unreasonably withheld and in the event Claimant defends any such asserted liability, then any compromise of such asserted liability by Claimant shall require the prior written consent of Respondent, which consent shall not be unreasonably withheld.

9.5 Remedies Exclusive. The remedies conferred by this Article are intended to be exclusive of and shall supersede any other remedy available under law or at equity.

9.6 Settlement of Disputes by Arbitration. All disputes with respect to any claim for indemnification under this Article and all other disputes and controversies of every kind and nature between the parties hereto arising out of or in connection with this Agreement shall be submitted to arbitration pursuant to the following procedures:

(i) After a dispute or controversy arises, either party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall include a statement of the matter in controversy;

(ii) Within 30 days after receipt of such demand, an arbitrator shall be chosen by the American Arbitration Association ("AAA").

(iii) The arbitration hearing shall be held within 30 days of appointment of the arbitrator in Dallas, Texas, at a location designated by the arbitrator. The Commercial Arbitration Rules of the AAA shall be used and the substantive laws of the State of Texas (excluding conflict of laws provisions) shall apply;

(iv) An award rendered by the arbitrator appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, shall deal with the question of costs of the arbitration and all related matters, shall not award punitive damages, and judgment on such award may be entered by either party in a court of competent jurisdiction; and

(v) Except as set forth in subsection (b) below, the parties stipulate that the provisions of this Section shall be a complete defense to any suit, action or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

(b) Emergency Relief. Notwithstanding anything in this Section to the contrary, either party may seek emergency relief from a court for any remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.

ARTICLE X.
CONFIDENTIALITY

10.1 Confidentiality. At all times after each Closing, the Parties hereto shall retain in strictest confidence, and shall not disclose to any third parties or use for their benefit (other than in order to fulfill the terms and conditions of this Agreement and the transactions contemplated by this Agreement) or for the benefit of others any confidential information comprising or related to the other parties hereto and their affiliates including, without limitation, intellectual property, trade secrets, source code, customer lists, marketing plans or strategies, product development techniques or plans, or technologies, in connection with the Assets, Buyer or any affiliate thereof (collectively "Confidential Information"). Confidential Information shall not include information which (i) is or becomes part of the public domain without breach of this Agreement, (ii) was known to the receiving party on a non-confidential basis prior to disclosure by the other

party, (iii) is independently received by the receiving party without the use of confidential information, or (iv) is explicitly approved for release by written authorization of the disclosing party. In the event that the receiving party is legally required to disclose any confidential information, the receiving party shall promptly notify the disclosing party of such requirement and, if requested by the disclosing party, shall reasonably cooperate in the disclosing party's efforts to prevent or limit such disclosure.

10.2 Enforceability.

(a) It is the desire and intent of the Parties that the provisions of Article X shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of Article VII shall be adjudicated to be invalid or unenforceable in any jurisdiction, Article X shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this subsection (b) in the particular jurisdiction in which such adjudication is made. The Seller agrees that it would be difficult to measure the damages to Buyer and its affiliates from the breach by the Seller of the provisions of Article X, that injury to Buyer from such breach would be impossible to calculate, and that monetary damages would therefore be an inadequate remedy; accordingly, the Seller agrees that Buyer shall be entitled, in addition to all other remedies it might have, to injunctions or other appropriate orders to restrain any such breach without showing or proving any actual damages.

(b) The undertakings and covenants of the Seller contained in Article X are an integral part of the transactions set forth in this Agreement and the consideration paid by Buyer pursuant to this Agreement shall be consideration not only for the Assets but also for such undertakings and covenants.

ARTICLE XI.
MISCELLANEOUS

11.1 Notices. All notices, requests, demands and other communications given hereunder (collectively, "Notices") shall be in writing and delivered personally or by overnight courier to the parties at the following addresses or sent by telecopier or telex, with confirmation received, to the telecopy specified below:

If to Seller:

QuamTel, Inc.
14911 Quorum Dr
Suite 140
Dallas, Texas 75254

If to Buyer:

Mobilelogik, Inc.
c/o The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Telephone: (713) 524-4110
Fax: (713) 524-4122

All Notices shall be deemed delivered when actually received if delivered personally or by overnight courier, sent by telecopier or telex (promptly confirmed in writing), addressed as set forth above. Each of the parties shall hereafter notify the other in accordance with this Section of any change of address or telecopy number to which notice is required to be mailed.

11.2 Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the parties. This Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the Parties hereto.

11.3 Headings. The headings contained in this Agreement and in the Schedules and Exhibits hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4 Assignment. This Agreement shall be binding upon the respective successors and assigns of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.

11.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas applicable to contracts made in that State, without giving effect to the conflicts of laws principles thereof.

11.6 No Third-Party Rights. This Agreement is not intended, and shall not be construed, to create any rights in any parties other than Buyer or Seller, and no Person shall assert any rights as third-party beneficiary hereunder.

11.7 Non-Waiver. The failure in any one or more instances of a party hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any

manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.9 Incorporation of Exhibits and Schedules. The Exhibit hereto is incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including its Exhibits and Schedules) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Exhibit or Schedule, the provisions of this Agreement shall control.

11.10 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original. A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

11.11 Transaction Expenses. Each Party shall be responsible for the payment of any and all of its own expenses, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement, whether or not such transactions are consummated in whole or in part.

[Remainder of page left intentionally blank. Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

SYNCPOINTE, INC.

By: Stuart Ehrlich
Name: Stuart Ehrlich
Title: CEO

QUAMTEL, INC.

By: Stuart Ehrlich
Name: Stuart Ehrlich
Title: CEO

MOBILELOGIK, INC.

By: [signature]
Name: Lionel Sonntag
Title: President

Schedule 2.4(a)(ii)(2)

Agreement with Endeavour Software Technologies

ENDEAVOUR SOFTWARE TECHNOLOGIES, PVT. LTD.
No. 6 23rd A Main Road
JP Nagar 2nd Phase
Bangalore, India 560076

May 27, 2011

REF: Synepointe, Inc

Gentlemen:
We reference the Master Services Agreement – Software Development ("MSA") dated December 17, 2008, between Endeavour Software Technologies, Pvt. Ltd. ("Developer") and Synepointe, LLC ("Customer"). Synepointe LLC was acquired in August 2010 by QuamTel, Inc. and later became Synepointe, Inc.

Accordingly, Endeavour Software Technologies agrees to release "ALL" documents, communications and "ALL" Synepointe related source code and work product, developed under the MSA and available with Developer in exchange for a onetime issuance of 15,000 shares of QuamTel's common stock traded under the ticker symbol QUMI.OB and a onetime payment of $115,000 "one hundred fifteen thousand dollars"

Upon the payment and share issuance, Endeavour Software Technologies agrees and confirms that (i) all balances due are hereby paid in full, (ii) no other payments are or will be required, and (iii) the previous balance of $165,000 will be deemed paid in full, (iv) section 4 of the MSA would be deemed to be lapsed and Developer would retain no ownership rights. Synepointe, Inc. agrees and confirms that upon the release by Developer of the communications, source code and work product aforesaid and the payment and share issuance by Synepointe, Inc. Developer shall have no obligations whatsoever to Synepointe, Inc and Synepointe, Inc shall have no claim whatsoever on Developer.

The payment of $115,000 must be received by Endeavour Software Technologies on or before June 3rd 2011.

ENDEAVOUR SOFTWARE TECHNOLOGIES, PVT. LTD.

BY: [signature] AVINASH NIGAM, CEO

QuamTel, Inc

BY: Stuart Ehrlich CEO

[signature]